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For Immediate Release

CONTACT:

Nick Visco - Chief Financial Officer      (732) 590-1600

           INTELLIGROUP ANNOUNCES STATUS OF NOTE DUE FROM SERANOVA

Edison, NJ (August 1, 2001): Intelligroup, Inc., (Nasdaq: ITIG), a global enterprise IT services and solutions provider, today announced that SeraNova, Inc. ("SeraNova"), the Company's former Internet services division which was spun off by the Company last year, has failed to make final payment under the promissory note issued by SeraNova to the Company ("Note").

The Note was originally issued by SeraNova in the principal amount of $15.1 million evidencing SeraNova's obligation to repay cash amounts loaned by the Company for SeraNova's working capital needs. As of July 31, 2001, SeraNova was obligated to pay to the Company the remaining principal (approximately $9.2 million) and accrued interest (approximately $1.2 million) or an aggregate of $10.4 million. The Company is continuing to negotiate with SeraNova, and with Silverline Technologies, Ltd. ("Silverline"), the company that acquired SeraNova earlier this year, with respect to the payment of the amount due pursuant to the Note. The Company expects such negotiations to conclude within the next ten business days. The Company is also exploring other remedies against SeraNova and Silverline, including possible legal action, in the event that terms acceptable to the Company cannot be reached.

ABOUT INTELLIGROUP
Intelligroup, Inc. is a leading global technology solutions and services provider. Intelligroup develops, implements and supports integrated industry-specific enterprise, e-commerce and m-commerce software applications. Intelligroup's high-quality onsite/offshore delivery model combined with a comprehensive suite of tools provide customers with a faster time-to-market and lower total cost of ownership in deploying their mission-critical applications. Intelligroup has operations in The Americas, U.K., Sweden, Denmark, India, Australia, New Zealand, Japan, Hong Kong and Singapore/Indonesia. Intelligroup has been listed on the Nasdaq National Market (ticker ITIG) since September 1996.
Visit Intelligroup on the Internet at http://www.intelligroup.com.
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SAFE HARBOR STATEMENT

Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.